Exhibit 99.1

Papa John’s Announces Third Quarter Results

EPS Increased 6.7% over Prior Year, Excluding BIBP; 2010 EPS Guidance Updated to a Range of $1.74 to $1.80, Excluding BIBP

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 3, 2010--Papa John’s International, Inc. (NASDAQ: PZZA):

Highlights

  Achieved third quarter earnings per diluted share of $0.32 in 2010 vs. $0.30 in 2009, excluding the impact of consolidating the results of the franchisee-owned BIBP cheese purchasing entity
  Achieved third quarter earnings per diluted share including the results of BIBP of $0.30 in 2010 vs. $0.42 in 2009
  Domestic system-wide comparable sales decreased 0.6% for the third quarter
  International franchise system sales increased 19.8% for the third quarter
  Achieved 67 worldwide net unit openings during the quarter
  Enhanced online ordering website introduced in October
  Earnings guidance for 2010 updated to a range of $1.74 to $1.80 per diluted share, excluding BIBP; domestic system-wide comparable sales guidance for 2010 updated to a range of negative 0.5% to positive 0.5%

Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $273.1 million for the third quarter of 2010, representing an increase of 6.5% from revenues of $256.3 million for the third quarter of 2009. Net income for the third quarter of 2010 was $7.8 million, or $0.30 per diluted share (including an after-tax loss of $400,000, or $0.02 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2009 third-quarter net income of $11.7 million, or $0.42 per diluted share (including after-tax income of $3.2 million, or $0.12 per diluted share, from the consolidation of BIBP).

Revenues were $839.6 million for the nine months ended September 26, 2010, representing an increase of 4.2% from revenues of $805.8 million for the same period in 2009. Net income for the nine months ended September 26, 2010 was $37.9 million, or $1.42 per diluted share (including after-tax income of $3.5 million, or $0.13 per diluted share, from the consolidation of BIBP), compared to net income of $43.8 million, or $1.57 per diluted share, for the comparable period of 2009 (including after-tax income of $13.3 million, or $0.48 per diluted share, from the consolidation of BIBP).

“We are proud of our system for posting positive transaction growth for the sixth consecutive quarter, even in the face of what continues to be a challenging competitive environment,” commented Papa John’s Founder, Chairman and co-Chief Executive Officer, John Schnatter. “Equally as important, both our franchise and corporate operators delivered very strong product quality and service levels during the quarter, which is critical for the long-term health of our brand.”

“The Papa John’s brand continues to grow, with 67 worldwide net unit openings during the quarter,” said Papa John’s President and co-Chief Executive Officer, Jude Thompson. “And with over 1,500 units in our worldwide development pipeline, we are positioned to continue solid unit growth going forward. In addition, as the leader in online pizza sales we are excited about the launch of our revamped online ordering site at www.papajohns.com. The site features enhanced graphics and upgraded features that make it easier and faster for customers to order, and offers the only national online pizza loyalty program.”

Non-GAAP Measures

Certain financial information we present in this press release exclude the impact of the consolidation of BIBP, which are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of BIBP is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of BIBP because they are not indicative of our principal operating activities. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company provides the following table to reconcile the financial results we present in this press release excluding the impact of BIBP to our GAAP financial measures for the three- and nine-month periods ended September 26, 2010 and September 27, 2009.

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
(In thousands, except per share amounts)	2010	2009	2010	2009

Pre-tax income, net of noncontrolling interests, as reported	$11,868	$17,492	$58,460	$67,847
Loss (income) from BIBP cheese purchasing entity	658	(5,104)	(5,505)	(20,983)
Pre-tax income, net of noncontrolling interests, excluding BIBP
	$12,526	$12,388	$52,955	$46,864

Net income, as reported	$7,848	$11,739	$37,915	$43,755
Loss (income) from BIBP cheese purchasing entity	417	(3,241)	(3,496)	(13,286)
Net income, excluding BIBP	$8,265	$8,498	$34,419	$30,469

Earnings per diluted share, as reported	$0.30	$0.42	$1.42	$1.57
Loss (income) from BIBP cheese purchasing entity	0.02	(0.12)	(0.13)	(0.48)
Earnings per diluted share, excluding BIBP	$0.32	$0.30	$1.29	$1.09

Cash flow from operations, as reported			$62,159	$82,266
Net cash flows from BIBP cheese purchasing entity			(5,505)	(20,983)
Cash flow from operations, excluding BIBP			$56,654	$61,283

Revenues Comparison

Consolidated revenues were $273.1 million for the third quarter of 2010, an increase of $16.8 million, or 6.5%, over the corresponding 2009 period. The increase in revenues was primarily due to the following:

  Domestic commissary sales increased $15.5 million primarily due to higher commodities costs, substantially all of which were passed through in pricing to the restaurants, and an increase in sales volumes.
  Franchise royalties revenue increased $1.3 million primarily due to an increase in the royalty rate (the standard royalty rate for the majority of domestic franchise restaurants increased from 4.25% to 4.50% in September 2009, and increased to 4.75% in the first quarter of 2010).
  International revenues increased $1.4 million reflecting an increase in the number of our franchised international restaurants.

The increases noted above were partially offset by a $1.6 million decline in domestic company-owned restaurant sales due to a 1.6% decrease in comparable sales as our average ticket price declined due to increased levels of discounting, partially offset by an increase in customer traffic.

For the nine months ended September 26, 2010, revenues increased $33.8 million, or 4.2%, over the corresponding 2009 period, primarily due to the same reasons as those mentioned above; however, commodities prices charged to domestic restaurants were slightly lower for the nine-month period ended September 26, 2010, resulting from flat commodities costs and reduced commissary margins.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the third quarter of 2010 was $11.9 million, compared to $17.5 million for the corresponding period in 2009. For the nine months ended September 26, 2010, pre-tax income, net of noncontrolling interests, was $58.5 million compared to $67.8 million for the corresponding period in 2009. Excluding the impact of BIBP, as shown in the previous table, third-quarter 2010 pre-tax income, net of noncontrolling interests, was $12.5 million, an increase of $100,000 from the 2009 comparable results of $12.4 million. For the nine months ended September 26, 2010, pre-tax income excluding BIBP was $53.0 million, an increase of $6.1 million or 13.0% from the 2009 comparable results of $46.9 million.

An analysis of the changes in pre-tax income, net of noncontrolling interests, for the third quarter and nine months ended September 26, 2010, respectively (excluding the consolidation of BIBP), is summarized as follows (analyzed on a segment basis -- see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income was $5.5 million for the third quarter of 2010 as compared to $7.4 million in the comparable 2009 period. For the nine months ended September 26, 2010, operating income was $25.6 million compared to $28.0 million in the comparable 2009 period. The decreases of $1.9 million and $2.4 million in the third quarter and nine-month period of 2010, respectively, were primarily due to declines in operating margin from a lower average ticket price, partially offset by increased customer traffic. Commodities costs, as compared to the corresponding 2009 periods, were slightly unfavorable for the three-month period and slightly favorable for the nine-month period.

Restaurant operating margin as externally reported was 18.2% for the third quarter of 2010, compared to 20.7% for the third quarter of 2009 and 20.8% for the first nine months of 2010, compared to 22.4% for the first nine months of 2009. Excluding the impact of the consolidation of BIBP, restaurant operating margin was 18.3% for the third quarter of 2010, compared to 19.7% in the third quarter of 2009 and was 20.4% in the first nine months of 2010 compared to 21.0% in the first nine months of 2009. The decline in the operating margin for the third quarter of 2010 was due to increased commodities costs and an increased level of discounting while the decline in the operating margin for the nine-month period of 2010 was primarily due to increased levels of discounting.

  Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $400,000 and $2.1 million for the three- and nine-month periods ended September 26, 2010, respectively. The decreases in operating income for the three- and nine-month periods were due to a lower gross margin as we reduced the prices charged to restaurants for certain products and experienced increased fuel costs. Additionally, the nine-month period of 2010 included commodities costs increases that we absorbed for certain vegetable products resulting from harsh Florida winter weather. The three- and nine-month periods of 2009 included approximately $500,000 of costs associated with the closure of one of our commissaries and the nine-month period in 2009 included management transition costs of approximately $800,000.
  Domestic Franchising Segment. Domestic franchising operating income increased approximately $1.2 million to $14.4 million for the third quarter of 2010, as compared to $13.1 million in the third quarter of 2009, and increased $6.1 million to $45.7 million for the nine months ended September 26, 2010, as compared to $39.6 million in the corresponding 2009 period. The increases were primarily due to an increase in franchise royalties (the standard rate increased from 4.25% to 4.50% in September 2009, and increased to 4.75% in the first quarter of 2010). The impact of the royalty rate increase was partially offset by the impact of development incentive programs offered by the company in 2009 and 2010. Franchise and development fees were approximately $50,000 and $200,000 lower for the three- and nine-month periods ending September 26, 2010, respectively, than the prior year periods, even though we had 11 and 62 additional domestic unit openings during the three- and nine-month periods, respectively, in 2010. Additionally, we incurred incentive payment costs of $300,000 in the third quarter of 2010 and $600,000 for the nine months ended September 26, 2010, compared to $165,000 and $225,000 in the comparable periods of the prior year.
  International Segment. The international segment reported operating losses of approximately $1.0 million and $3.2 million for the three and nine months ended September 26, 2010, respectively, compared to losses of $900,000 and $2.5 million, respectively, in the same periods in 2009. The declines in the operating results in both periods were primarily due to increased personnel and franchise support costs. Additionally, the nine-month period of 2010 included start-up costs associated with our company-owned commissary in the United Kingdom, which opened in the second quarter of 2010. The increase in costs was partially offset by increased revenues due to growth in the number of international units.

  All Others Segment. Operating income for the “All others” reporting segment increased approximately $200,000 and $300,000 for the third quarter and nine-month period of 2010, as compared to the corresponding 2009 periods. The increases were primarily due to an improvement in operating income at our print and promotions subsidiary, Preferred Marketing Solutions, partially offset by an increase in infrastructure and support costs associated with our online ordering business unit. We expect to recoup these and future enhancement costs from ongoing online ordering fees charged to domestic restaurants over time. As previously announced, we introduced our new online ordering system in mid-October of 2010.
  Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $1.0 million and $4.7 million for the three- and nine-month periods ended September 26, 2010, respectively, as compared to the corresponding 2009 periods. The components of unallocated corporate expenses were as follows (in thousands):

	Three Months Ended			Nine Months Ended
	Sept. 26,	Sept. 27,	Increase	Sept. 26,	Sept. 27,	Increase
	2010	2009	(decrease)	2010	2009	(decrease)

General and administrative (a)	$5,962	$8,012	$(2,050)	$20,735	$22,704	$(1,969)
Net interest	1,140	1,070	70	3,086	3,186	(100)
Depreciation	2,293	2,206	87	6,694	6,451	243
Franchise support initiatives (b)	1,750	946	804	4,250	5,361	(1,111)
Provision (credit) for uncollectible accounts and notes receivable (c)
	218	(152)	370	435	1,360	(925)
Other income (d)	(359)	(91)	(268)	(1,237)	(373)	(864)
Total unallocated corporate expenses
	$11,004	$11,991	$(987)	$33,963	$38,689	$(4,726)

(a)

Unallocated general and administrative costs decreased for the third quarter of 2010 due to lower salaries and benefits, resulting from fewer employees. Severance costs, net of forfeitures of unvested stock awards, were approximately $100,000 in the third quarter of 2010, as compared to $800,000 in the third quarter of 2009. The reduction-in-force and related cost-savings measures in 2010 are expected to reduce future annual general and administrative and other costs by approximately $4.0 million.

The first nine months of 2010 were impacted by lower salaries and benefits, as noted above, and the fact that the prior year included $800,000 in litigation settlement costs. Severance costs, net of forfeitures of unvested stock awards, were approximately $900,000 for the first nine months of 2010, as compared to $1.3 million in the corresponding 2009 period. These reductions were partially offset by an increase in short-term incentive compensation expense.

(b)	Franchise support initiatives primarily consist of discretionary contributions to the national marketing fund and other local advertising cooperatives.

(c)	The third quarter of 2009 included an adjustment for previously reserved accounts. The 2009 provision for the nine-month period included specific incremental reserves for one third-party customer and a loan issued to one domestic franchisee.

(d)	The increase in other income for both the three- and nine-month periods of 2010 was primarily due to sales of point-of-sale systems associated with additional domestic openings.

Our effective income tax rates were 32.1% and 33.6%, respectively, for the three- and nine-month periods ended September 26, 2010, as compared to 31.3% and 34.0%, respectively, for the corresponding 2009 periods (32.3% and 33.3%, respectively, excluding BIBP, for the three- and nine-month periods in 2010 and 29.3% and 32.9%, respectively, excluding BIBP, for the three- and nine-month periods in 2009). The effective rate may fluctuate from quarter to quarter as specific federal and state issues are settled or otherwise resolved.

Cash Flow

Net cash provided by operating activities was $62.2 million for the first nine months of 2010 as compared to $82.3 million for the comparable period in 2009. BIBP contributed approximately $5.5 million of cash flow from operations in the first nine months of 2010 and approximately $21.0 million in the first nine months of 2009. Excluding BIBP, cash flow from operations was $56.7 million in 2010, as compared to $61.3 million in the comparable period in 2009. The favorable operating cash flow impact of higher net income was more than offset by unfavorable working capital changes, including accounts receivable and accrued expenses.

Our net debt position, defined as total debt less cash and cash equivalents, was $70.8 million at September 26, 2010, compared to $73.6 million at December 27, 2009.

During the third quarter of 2010, we entered into a new unsecured $175 million, five-year revolving credit facility to replace our prior $175 million revolving credit facility, which was terminated upon closing of the new agreement. The facility, which will be used for general corporate purposes, includes a $75 million uncommitted accordion feature. The interest rates under the revolving credit facility vary based upon LIBOR (as defined in the facility) plus 100 to 175 basis points, or other rates at the company’s option, subject to the terms of the agreement. The increment over LIBOR and the commitment fee, which ranges from 17.5 to 25 basis points, is determined quarterly based upon the company’s ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA), as defined under the credit agreement.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and nine-month periods ended September 26, 2010.

Domestic System-Wide Comparable Sales and Unit Count

Domestic system-wide comparable sales for the third quarter of 2010 decreased 0.6% (comprised of a 1.6% decrease at company-owned restaurants and a 0.3% decrease at franchised restaurants). Domestic system-wide comparable sales for the nine months ended September 26, 2010 decreased 0.2% (comprised of a 1.5% decrease at company-owned restaurants and a 0.3% increase at franchised restaurants). An increase in customer traffic for both the third quarter and first nine months of 2010 was more than offset by a decline in the average ticket price due to increased levels of discounting. The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

During the third quarter of 2010, 44 domestic franchised restaurants were opened and ten domestic franchised restaurants were closed. During the first nine months of 2010, we opened 124 domestic restaurants (four company-owned and 120 franchised) and closed 57 restaurants (two company-owned and 55 franchised). Our total domestic development pipeline as of September 26, 2010 included approximately 270 restaurants, 80% of which are scheduled to open over the next two to three years.

At September 26, 2010, there were 3,583 Papa John’s restaurants (610 company-owned and 2,973 franchised) operating in all 50 states and in 29 countries. The company-owned restaurants include 127 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

  International franchise system sales increased approximately 19.8% to $75.8 million in the third quarter of 2010, from $63.3 million in the third quarter of 2009 and increased approximately 16.2% to $215.3 million for the nine months ended September 26, 2010, from $185.3 million in the comparable period in 2009. The impact of foreign exchange rates was not material to the three- and nine-month periods.
  During the third quarter of 2010, 39 international restaurants were opened (two company-owned and 37 franchised) while six international restaurants were closed (one company-owned and five franchised). For the nine-month period ended September 26, 2010, 96 international restaurants were opened (six company-owned and 90 franchised) while 49 international restaurants were closed (one company-owned and 48 franchised).
  During the third quarter, our franchisee in Colombia opened its first two Papa John’s restaurants.
  We anticipate opening restaurants in two or three new countries during the fourth quarter of 2010.

As of September 26, 2010, there were 735 Papa John’s restaurants operating internationally (20 company-owned and 715 franchised), of which 222 were located in China and Korea and 168 were located in the United Kingdom and Ireland. Our total international development pipeline as of September 26, 2010 included approximately 1,300 restaurants, the substantial majority of which are scheduled to open over the next seven years.

Introduction of Enhanced Online Ordering Website

In October, the company launched a revamped online ordering website with enhanced graphics and upgraded features that make it easier and faster for customers to order. The new website includes the following features:

  Pizza Builder Graphics – Allows customers to put together their own pizzas through an interactive pizza-making application.
  Online Loyalty Program – Customers can earn points towards free pizza with each online purchase.
  Future Orders – Allows customers to order their pizza up to 28 days in advance.

Additionally, we have a new mobile website that has been optimized for smartphones, and the company plans to release an iPhone application by year-end.

Share Repurchase Activity

The company repurchased 763,000 shares of its common stock at an average price of $24.63 per share, or a total of $18.8 million, during the three months ended September 26, 2010, and repurchased 1.7 million shares at an average of $24.86 per share, or a total of $43.2 million, during the nine months ended September 26, 2010. A total of 283,000 shares of common stock were issued upon the exercise of stock options for the first nine months of 2010.

Subsequent to quarter-end through October 27, 2010, the company repurchased 45,000 shares at a total cost of $1.2 million, or $25.99 per share average cost. Approximately $39.4 million remained available under the company’s share repurchase program at October 27, 2010.

The company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 26.1 million diluted weighted average shares outstanding for the third quarter of 2010, as compared to 28.0 million for the third quarter of 2009, a 6.9% decrease. Approximately 25.6 million actual shares of the company’s common stock were outstanding as of September 26, 2010.

The company’s share repurchase activity had a $0.02 impact on earnings per diluted share for the nine months ended September 26, 2010 (no impact for the three-month period).

2010 Earnings and Comparable Sales Guidance Updated

The company is updating its previously issued guidance for 2010 earnings per share of $1.74 to $1.82 per diluted share, excluding the impact of the consolidation of BIBP, to $1.74 to $1.80 per diluted share. We expect the current pricing and promotional environment in the pizza category, coupled with increasing commodities costs trends, will result in continued restaurant margin pressures in the fourth quarter of 2010. The company also updated its guidance for domestic system-wide comparable sales for 2010 from a range of negative 0.5% to positive 1.0% to a range of negative 0.5% to positive 0.5%, reflecting the results for the first nine months of the year and our expectation of a continued difficult consumer and competitive environment for the remainder of 2010.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs (including the impact of the recently passed federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the company’s contingent liability for the payment of certain lease arrangements, approximating $4.8 million, involving our former Perfect Pizza operations in the United Kingdom that were sold in March 2006; the impact of legal claims and current proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; and increased risks associated with our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 27, 2009. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for November 4, 2010 at 10:00 a.m. Eastern Daylight Time to review the third quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (pass code 83097804) for participation in the question and answer session. International participants may dial 253-237-1189 (pass code 83097804).

The conference call will be available for replay, including by downloadable podcast, beginning November 4, 2010, at approximately noon Eastern Time, through November 8, 2010, at midnight Eastern Time. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (pass code 83097804). International participants may dial 706-645-9291 (pass code 83097804).

Summary Financial Data Papa John's International, Inc. (Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
(In thousands, except per share amounts)	2010	2009	2010	2009

Revenues	$273,126	$256,340	$839,559	$805,773

Income before income taxes, net of noncontrolling interests*
	$11,868	$17,492	$58,460	$67,847

Net income	$7,848	$11,739	$37,915	$43,755

Earnings per share - assuming dilution	$0.30	$0.42	$1.42	$1.57

Weighted average shares outstanding - assuming dilution
	26,081	28,011	26,743	27,952

EBITDA (1)	$21,178	$26,474	$85,974	$95,007

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests:

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
(in thousands)	2010	2009	2010	2009

Domestic company-owned restaurants	$5,503	$7,439	$25,604	$27,982
Domestic commissaries	5,393	5,767	20,577	22,635
Domestic franchising	14,361	13,127	45,731	39,633
International	(1,007)	(904)	(3,180)	(2,528)
All others	60	(103)	1,187	911
Unallocated corporate expenses	(11,004)	(11,991)	(33,963)	(38,689)
Elimination of intersegment profit	(108)	(50)	(329)	(166)
Income before income taxes, excluding BIBP	13,198	13,285	55,627	49,778
BIBP, a variable interest entity (2)	(658)	5,104	5,505	20,983
Less: noncontrolling interests	(672)	(897)	(2,672)	(2,914)
Total income before income taxes, net of noncontrolling interests
	$11,868	$17,492	$58,460	$67,847

Summary Financial Data (continued) Papa John's International, Inc. (Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2010	2009	2010	2009

EBITDA (1)	$21,178	$26,474	$85,974	$95,007
Income tax expense	(4,020)	(5,753)	(20,545)	(24,092)
Net interest expense	(1,243)	(1,237)	(3,392)	(3,817)
Depreciation and amortization	(8,067)	(7,745)	(24,122)	(23,343)
Net income	$7,848	$11,739	$37,915	$43,755
The company's free cash flow for the first nine months of 2010 and 2009 was as follows (in thousands):

	Nine Months Ended
	Sept. 26,	Sept. 27,
	2010	2009

Net cash provided by operating activities	$62,159	$82,266
Pre-tax income from BIBP cheese purchasing entity	(5,505)	(20,983)
Purchases of property and equipment	(23,608)	(21,002)
Free cash flow (3)	$33,046	$40,281
(1)	Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)	BIBP generated a pre-tax loss of approximately $700,000 in the third quarter of 2010, which was composed of a loss associated with cheese sold to domestic company-owned and franchised restaurants of approximately $100,000 and $400,000, respectively, and interest expense on outstanding debt with Papa John’s. For the third quarter of 2009, BIBP reported pre-tax income of $5.1 million, which was primarily composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $1.2 million and $4.2 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

BIBP generated pre-tax income of approximately $5.5 million for the nine months ended September 26, 2010, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $1.4 million and $4.6 million, respectively, partially offset by interest expense on outstanding debt with Papa John’s. For the nine months ended September 27, 2009, BIBP reported pre-tax income of approximately $21.0 million, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $5.1 million and $16.7 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

(3)	Free cash flow is defined as net cash provided by operating activities (from the consolidated statements of cash flows) excluding the impact of BIBP, less the purchases of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$120,414	$122,023	$374,652	$378,694
Franchise royalties	16,346	15,028	51,222	45,053
Franchise and development fees	94	144	241	450
Commissary sales	111,884	96,375	338,460	310,453
Other sales	12,138	11,949	39,674	40,699
International:
Royalties and franchise and development fees	3,678	3,173	10,770	9,796
Restaurant and commissary sales	8,572	7,648	24,540	20,628
Total revenues	273,126	256,340	839,559	805,773

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	27,245	23,990	81,551	73,784
Salaries and benefits	33,320	35,821	102,915	110,181
Advertising and related costs	11,264	11,284	33,817	33,933
Occupancy costs	8,494	8,171	24,264	23,809
Other operating expenses	18,184	17,455	54,218	52,264
Total domestic Company-owned restaurant expenses	98,507	96,721	296,765	293,971

Domestic commissary and other expenses:
Cost of sales	94,422	78,599	284,909	257,707
Salaries and benefits	8,533	8,592	25,833	26,061
Other operating expenses	12,002	11,523	35,543	33,140
Total domestic commissary and other expenses	114,957	98,714	346,285	316,908

Loss (income) from the franchise cheese-purchasing program, net of noncontrolling interest	409	(4,171)	(4,573)	(16,736)
International operating expenses	7,627	6,573	21,833	17,837
General and administrative expenses	27,133	29,303	83,983	86,628
Other general expenses	2,643	1,829	6,620	9,244
Depreciation and amortization	8,067	7,745	24,122	23,343
Total costs and expenses	259,343	236,714	775,035	731,195

Operating income	13,783	19,626	64,524	74,578
Net interest expense	(1,243)	(1,237)	(3,392)	(3,817)
Income before income taxes	12,540	18,389	61,132	70,761
Income tax expense	4,020	5,753	20,545	24,092
Net income, including noncontrolling interests	8,520	12,636	40,587	46,669
Less: income attributable to noncontrolling interests	(672)	(897)	(2,672)	(2,914)
Net income, net of noncontrolling interests	$7,848	$11,739	$37,915	$43,755

Basic earnings per common share	$0.30	$0.42	$1.43	$1.57
Earnings per common share - assuming dilution	$0.30	$0.42	$1.42	$1.57

Basic weighted average shares outstanding	25,951	27,919	26,586	27,783
Diluted weighted average shares outstanding	26,081	28,011	26,743	27,952

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 26,	December 27,
	2010	2009
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$28,180	$25,457
Accounts receivable, net	24,713	22,119
Inventories	16,112	15,576
Prepaid expenses	7,398	8,695
Other current assets	3,367	3,748
Deferred income taxes	9,532	8,408
Total current assets	89,302	84,003

Investments	1,629	1,382
Net property and equipment	186,256	187,971
Notes receivable , net	17,379	16,359
Deferred income taxes	5,557	6,804
Goodwill	75,015	75,066
Other assets	22,738	22,141
Total assets	$397,876	$393,726

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$24,871	$26,990
Income and other taxes payable	11,353	5,854
Accrued expenses	50,035	54,241
Total current liabilities	86,259	87,085

Unearned franchise and development fees	6,478	5,668
Long-term debt, net of current portion	99,023	99,050
Other long-term liabilities	12,854	16,886
Total liabilities	204,614	208,689

Total stockholders' equity	193,262	185,037
Total liabilities and stockholders' equity	$397,876	$393,726

Note:	The balance sheet at December 27, 2009 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 26, 2010	September 27, 2009
	(Unaudited)	(Unaudited)

Operating activities
Net income, net of noncontrolling interests	$37,915	$43,755
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,257	2,467
Depreciation and amortization	24,122	23,343
Deferred income taxes	(850)	5,590
Stock-based compensation expense	4,491	4,258
Excess tax benefit related to exercise of non-qualified stock options	(242)	(987)
Other	303	1,443
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,094)	(126)
Inventories	(525)	(329)
Prepaid expenses	1,309	3,582
Other current assets	381	1,938
Other assets and liabilities	(397)	(1,487)
Accounts payable	(2,119)	(3,556)
Income and other taxes payable	5,499	3,297
Accrued expenses	(5,701)	(671)
Unearned franchise and development fees	810	(251)
Net cash provided by operating activities	62,159	82,266

Investing activities
Purchases of property and equipment	(23,608)	(21,002)
Purchases of investments	(548)	(1,187)
Proceeds from sale or maturity of investments	301	225
Loans issued	(1,736)	(11,577)
Loan repayments	2,444	5,396
Acquisitions	-	(464)
Proceeds from divestitures of restaurants	1,423	830
Other	10	108
Net cash used in investing activities	(21,714)	(27,671)

Financing activities
Net repayments from line of credit facility	-	(24,500)
Net repayments from short-term debt - variable interest entities	-	(6,200)
Excess tax benefit related to exercise of non-qualified stock options	242	987
Proceeds from exercise of stock options	5,304	9,655
Acquisition of Company common stock	(43,215)	(4,958)
Noncontrolling interests, net of contributions and distributions	(235)	109
Other	104	(21)
Net cash used in financing activities	(37,800)	(24,928)

Effect of exchange rate changes on cash and cash equivalents	78	157
Change in cash and cash equivalents	2,723	29,824
Cash and cash equivalents at beginning of period	25,457	10,917

Cash and cash equivalents at end of period	$28,180	$40,741

Restaurant Progression
Papa John's International, Inc.

	Third Quarter Ended September 26, 2010
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	590	29	2,224	673	3,516
Opened	-	2	44	37	83
Closed	-	(1)	(10)	(5)	(16)
Acquired	-	-	-	10	10
Sold	-	(10)	-	-	(10)
End of Period	590	20	2,258	715	3,583

	Third Quarter Ended September 27, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	589	23	2,192	614	3,418
Opened	2	-	33	26	61
Closed	(1)	-	(13)	(7)	(21)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	590	23	2,212	633	3,458

Restaurant Progression
Papa John's International, Inc.

	Nine Months Ended September 26, 2010
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	588	26	2,193	662	3,469
Opened	4	6	120	90	220
Closed	(2)	(1)	(55)	(48)	(106)
Acquired	-	1	-	12	13
Sold	-	(12)	-	(1)	(13)
End of Period	590	20	2,258	715	3,583

	Nine Months Ended September 27, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	592	23	2,200	565	3,380
Opened	5	1	58	88	152
Closed	(6)	(1)	(47)	(20)	(74)
Acquired	11	-	12	-	23
Sold	(12)	-	(11)	-	(23)
End of Period	590	23	2,212	633	3,458

CONTACT:
Papa John’s International, Inc.
David Flanery, Chief Financial Officer, 502-261-4753